UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 10, 2007

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 400

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “SCOLR Pharma” refer to SCOLR Pharma, Inc., a Delaware corporation.

Item 1.01. Entry into a Material Definitive Agreement

Effective August 10, 2007, our board of directors revised the compensation we pay to the members of our board of directors who are not employees such that each new non-employee director receives an initial stock option grant for 32,500 shares of our common stock upon commencement of service on the board. These stock options will become exercisable in 36 equal monthly installments following the date of grant if such person is still serving as a director at such time. Each new non-employee director continues to receive an annual stock option grant for 17,500 shares of our common stock upon commencement of service on the board, pro-rated and exercisable in equal monthly installments for the number of months remaining until our next annual meeting if such person is still serving as a director at that time. The stock options will have an exercise price equal to the closing price per share of our common stock as reported on the American Stock Exchange on the last trading day prior to the effective date of the grant.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, appointed Bruce S. Morra, Ph.D., M.B.A., as a director, effective August 10, 2007, to serve until the 2008 annual meeting of our stockholders and until his successor is duly elected and qualified. Dr. Morra has extensive experience in the pharmaceutical, medical device, biotechnology and polymers industries. He is currently a consultant and board member for various public companies, including Unigene Laboratories, Inc. and InforMedix Holdings, as well as for some privately held companies. He previously served as the President of West Pharmaceutical Services Drug Delivery and Contract Clinical Research businesses. Prior to this, Dr. Morra held several senior executive management positions including as Chief Business Officer of Progenitor Cell Therapy, as President, COO and CFO of Biopore Corporation and Polygenetics, Inc., as President, COO and Founder of Flamel Technologies, Inc’s U.S. subsidiary, and as President of ISP Filters, a subsidiary of GAF Corporation. Dr. Morra received his B.S.E in Chemical Engineering from Princeton, a Ph.D. in Polymer Science and Engineering and an M.B.A. from the University of Massachusetts at Amherst.

In accordance with our compensation policy for non-employee directors, we granted stock options to purchase 47,083 shares of our common stock under our 2004 Equity Incentive Plan to Dr. Morra. The options have an exercise price of $2.29 per share, which represents the closing price per share of our common stock as reported on the American Stock Exchange on the last trading day prior to the effective date of the grant. The options become exercisable in 36 equal monthly installments with respect to 32,500 shares of common stock if Dr. Morra is still serving as a director at such time, and become exercisable in ten equal monthly installments with respect to 14,583 shares of common stock if Dr. Morra is still serving as a director at such time. The options will become immediately exercisable in the event of a change in control and are exercisable for a period of 24 months following termination of service.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
99.1	SCOLR Pharma, Inc. press release, dated August 13, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: August 13, 2007	By:	/s/ Alan M. Mitchel
Alan M. Mitchel Senior Vice President Business & Legal Affairs

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EXHIBIT INDEX

Exhibit No.	Description
99.1	SCOLR Pharma, Inc. press release dated August 13, 2007

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